Exhibit 99.1

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX ENTERTAINMENT ACQUIRES PAYLOGIC

SFX Continues its Digital Expansion with Europe’s Fastest-Growing Ticketing Company

NEW YORK – (December 3, 2013) – SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused primarily on electronic music culture (EMC), announced today that it has acquired 75 percent of Paylogic, a leading new generation ticketing company in Europe.  The company is valued in the deal at approximately $22 million.

With offices in Amsterdam, Groningen, Berlin and Antwerp, Paylogic recently began operations in the U.S., handling the introduction of the initial TomorrowWorld festival outside Atlanta.  Paylogic has sold more than 20 million tickets to fans from more than 150 countries for events in more than 20 countries in Europe, Latin America, Asia, Africa, and the U.S.

Paylogic specializes in handling large peak sales as well as technical and data integrations with several online platforms.  The company has provided exclusive ticketing services to SFX brands such as Sensation, Mysteryland, Q-dance, Tomorrowland and most recently, TomorrowWorld.  Paylogic also provides its ticketing system to non-dance music events, sports events and performing arts.  Paylogic will continue to be a white-label service provider to event companies outside of SFX, maintaining its recognized high level of customer service and data protection/customer confidentiality.

“Paylogic has consistently proven its ability to handle unprecedented ticket requests,” said Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment.  “This kind of technical skill will be invaluable to us as we connect the millions and millions of EMC fans to the content and events they love, and to each other through integrated social media.”

“It is very exciting to become part of this growing, worldwide EMC company, SFX,” said Jan Willem van der Meer, CCO of Paylogic.  “We will have the opportunity to further advance and develop the most optimal ticketing and data solutions for this market and beyond: web, mobile and social.  SFX clearly has a strong vision on how this market will develop and how important supporting the right data strategy for event organizers and delivering great product design and social integrations will become. SFX has the digital partners, brands and strategy that can really make a difference.  We are excited that we can play a big role in this incredible journey.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused primarily on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Nature One, Mayday and Ruhr-in-Love.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

About Paylogic

Paylogic is the fastest growing ticketing company in Europe with a realized growth of 2600 percent in its first five years. Now, more than 20 million tickets have been sold for events in more than 20 countries, to visitors from almost every country in the world. Paylogic offers event organizers high-end technology with a white-label proposition through which event organizers gain, besides the best ticketing solution, full control over access management, customer data and relations. The company specializes in handling peak sales (implementation of online advanced queuing systems and platform with highest ‘Transaction Per Second’ rates available) and event specific seating solutions. The international growth of Paylogic has led to the establishment of offices in Berlin, Antwerp, Groningen and Amsterdam, and a client portfolio of more than 2,000 companies.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our AnnualReport on Form 10-K for the year ended December 31, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

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